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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                          TENET HEALTHCARE CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                      TENET SHAREHOLDER COMMITTEE, L.L.C.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    The Tenet Shareholder Committee, L.L.C.
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Contact:          Josh Pekarsky
                  Sarah Zitter Milstein
                  Kekst and Company
                  (212) 521-4800

                                                          FOR IMMEDIATE RELEASE


                 TENET SHAREHOLDER COMMITTEE WINS CALPERS VOTE

           -- INFLUENTIAL SHAREHOLDER CALLS FOR BETTER MANAGEMENT AND
                         INCREASED SHAREHOLDER VALUE --

     -- REJECTS INCREASE OF DIRECTORS STOCK OPTION PLAN BECAUSE OF BOARD'S
                            "LOW QUALIFICATIONS" --


NEW YORK, NY, SEPTEMBER 26, 2000 - The Tenet Shareholder Committee today announced that the California Public Employees Retirement System (CalPERS), the nation's largest public pension fund with assets totaling more than $170 billion, will support the Committee's slate of nominees to the Board of Directors of Tenet Healthcare Corporation (NYSE: THC) at its annual meeting, which will be held in Beverly Hills, California on October 11, 2000.

CalPERS, which owns 1,776,647 Tenet shares, said that its decision was largely influenced by its belief that the Committee's nominees will "spur [Tenet] to pursue strategies that result in more efficient management and increased shareholder value." The group also cited Tenet's current Board for ignoring overwhelming shareholder votes in 1998 and 1999 in favor of de-staggering the Tenet Board.

Furthermore, CalPERS voted against Tenet's Proposition 2, which would increase the number of shares available under the Directors Stock Option Plan. In voting against that proposal, CalPERS stated that, in its view, "the requested increase is excessive given the low qualifications of the current Board."

Dr. M. Lee Pearce, chairman of The Tenet Shareholder Committee, said, "We are extremely gratified by CalPERS' decision. Clearly, we are not alone in calling for serious change and accountability at Tenet. It is time that Tenet is reminded who owns the company and told that its shareholders will no longer stand for inadequate corporate governance, a bloated management structure and excessive management and Board compensation. We believe that the only way to achieve sustainable shareholder value at Tenet is with directors and management who are focused on improving Tenet's operations and held accountable to shareholders."


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